EXHIBIT 99.1
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Jennifer Jarman
The Blueshirt Group
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Synaptics Appoints Long-Time Executive, Russell J. Knittel,
Interim President and Chief Executive Officer;
Thomas J. Tiernan Steps Down
SANTA CLARA, Calif., October 11, 2010 — Synaptics (Nasdaq: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today announced the appointment of Russell J. Knittel as Interim President and Chief Executive Officer following the resignation for personal reasons of Thomas J. Tiernan as President, Chief Executive Officer, and a director. Mr. Knittel will also be joining the Board of Directors. The Board of Directors is instituting an immediate search for a successor President and Chief Executive Officer.
Mr. Knittel has held key executive positions with Synaptics for over ten years, most recently serving as Executive Vice President. Mr. Knittel served as Chief Financial Officer of the company for the majority of his tenure from April 2000 through September 2009.
Francis Lee, Chairman of the Board, stated, “We thank Tom for his efforts on behalf of our company and wish him well in his future endeavors.” Mr. Lee added, “Russ has played a key role in the success of our company and is familiar with all aspects of our business. We are fortunate to have a long-time, highly capable executive to assume the leadership role while we search for a successor to lead the company forward. Russ has informed us that he wishes to continue with his previously announced plan to retire from active management, which will take place following the selection of a successor, a process in which he will be actively involved. The board is appreciative of Russ’s agreement to assume the role on an interim basis and to join our Board of Directors.”
Mr. Knittel commented, “My involvement with Synaptics for more than 10 years has given me a deep appreciation of its many strengths, including innovation, product offerings, customer service, and employee talent and creativity. During this important transition period, the Board of Directors and I are committed to working with our employees to continue to enhance our business and take advantage of the expanding market opportunities.”
Mr. Tiernan commented, “I have enjoyed helping lead this dynamic company over the past four years of record growth and expansion. It has been a great pleasure to have worked with its outstanding employees, management team, and Board of Directors. Synaptics is a wonderful company and is well positioned to capitalize on the many opportunities ahead of it.”
Preliminary First Fiscal Quarter 2011 Financial Results and Business Outlook
Synaptics is announcing preliminary financial results for the first fiscal quarter of 2011. The company expects to report record revenue of approximately $153 million, representing 28% growth over the prior year, and 5% growth over the preceding quarter. GAAP net income is expected to increase over 80% from the prior year to approximately $18 to $19 million, or $0.50 to $0.52 per diluted share. Synaptics achieved record revenue from mobile applications during the quarter and shipped the largest number of mobile phone designs in its history to leading handset OEMs globally. In its notebook business, the company continues to provide innovative products to its customers and has maintained its industry-leading market share during the first fiscal quarter.

For the second fiscal quarter of 2011, Synaptics anticipates revenue to increase sequentially. The company will provide further information on its results and second fiscal quarter 2011 outlook during its regularly scheduled first fiscal quarter 2011 earnings release and conference call detailed below.
Conference Call Information
Synaptics plans to release its final results for the first fiscal quarter of 2011 and provide additional details on Thursday, October 21, 2010, with a conference call at 5:00 p.m. ET/2:00 p.m. PT.
To participate on the live call, analysts and investors should dial 1-877-941-8416 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site (http://investor.shareholder.com/synaptics/.) A telephonic replay of the conference call will also be available until 11:59 p.m. PT on Monday, October 25, 2010 by dialing 1-800-406-7325 and entering the passcode: 4372055.
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, Calif. www.synaptics.com.
NOTE: Synaptics, TouchPad, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries.
Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding Synaptics’ ability to enhance its business and take advantage of expanding market opportunities; Synaptics’ positioning and ability to capitalize on the many opportunities ahead of it; Synaptics’ anticipated revenue, net income, and net income per diluted share for the quarter ending September 30, 2010, and its anticipation of a record revenue quarter, an increase in net income over the prior year, record revenue from mobile applications during the quarter, and record mobile phone design shipments; Synaptics’ ability to continue to provide innovative products to its customers and its maintenance of its industry-leading market share in its notebook business during the quarter ending September 30, 2010; and Synaptics’ anticipated sequential revenue increase for its second fiscal quarter of 2011. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, (j) any adjustments made to Synaptics’ preliminary financial results for the first fiscal quarter of 2011 in the course of Synaptics’ quarterly financial closing procedures, and (k) other risks as identified from time to time in Synaptics’ reports filed with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2010. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

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